Exhibit 99.2
Abercrombie & Fitch
June 2007 Sales Release
Call Script
This is Tom Lennox, Vice President Corporate Communications of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended July 7, 2007.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the five-week period ended July 7, 2007, were $293.2 million compared to $243.0 million for the five-week period ended July 1, 2006. Total Company direct-to-consumer net sales increased to $16.7 million for the five-week period ended July 7, 2007, a 79% increase over sales for the five-week period ended July 1, 2006. June comparable store sales increased 2% for the five-week period ended July 7, 2007, compared to last year’s five-week period ended July 8, 2006.
From a merchandising standpoint, across all brands, tops performed very well in both the men’s and women’s businesses offsetting negative comps in bottoms. In the masculine businesses graphic t-shirts and fleece performed best while in the feminine businesses graphic t-shirts and shorts performed best.
By brand, Abercrombie & Fitch comparable store sales increased 2%. Men’s comps increased by a mid single digit; women’s comps decreased by a low single digit. Transactions per store per week increased 1%; average transaction value increased 7%.
In the kids business, abercrombie, comparable store sales increased 6%. Boys comps increased by a low double digit and girls comps increased by a low single digit. Transactions per store per week increased 1%; average transaction value increased 6%.
Hollister comparable store sales increased 2%. Dudes comps increased by a mid single digit; Bettys comps were flat to last year. Transactions per store per week increased 2%; average transaction value increased 1%.
RUEHL comparable store sales were flat compared to last year. Men’s comps decreased by a high single digit; women’s comps increased by a mid single digit. Transactions per store per week decreased 2%; average transaction value decreased 2%.
By region, comps were strongest in the North Atlantic and weakest in the West.
We will announce July sales on Thursday, August 9, 2007.
Thank You.

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